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                                                                    EXHIBIT 10.2

24 May 2002

Mark Gosling
8 Dane Close
Hartlip
Sittingbourne
Kent ME9 7TN

Dear Mark

REMUNERATION ADJUSTMENTS

Further to our conversation, I am pleased to confirm the following changes to your remuneration package with Omega (UK) Limited.

With effect from 1 March 2002 your annual salary will increase by 15%. The pension contribution made by the company to your pension scheme will likewise be increased by 15%.

The new salary and pension contributions will be used in connection with any calculation resulting from a trigger of the change of control clause in your contract.

In addition, you will be awarded an amount of Pound 30,000 on the successful conclusion of any transaction which results in the sale of Omega Worldwide. This amount will be excluded from any calculation in regard to the change of control provisions contained in your contract and will be payable within five days of closing such a transaction.

All other terms and conditions remain unchanged.

I would be grateful if you could confirm your agreement to these amendments by singing, dating and returning the enclosed copy of this letter to me in due course.

Yours sincerely

/s/ Ronald S. Elder

Ronald S Elder
Chief Executive

Signed: /s/ Mark Gosling              Date: 24th May 2002
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